As filed with the Securities and Exchange Commission on August 7, 1997.
                             Registration  No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER
                            THE SECURITIES ACT OF 1933



                         MIDCOAST ENERGY RESOURCES, INC.
              (Exact name of registrant as specified in its charter)




                                 Nevada
        (State or Other Jurisdiction ofIncorporation or Organization)

                                76-0378638
                    (I.R.S. EmployerIdentification No.)

                       1100 Louisiana, Suite 2950
                          Houston, Texas 77002
   (Address, including Zip Code, of Registrant's Principal Executive Offices)


                      MIDCOAST ENERGY RESOURCES, INC.
                         1996 INCENTIVE STOCK PLAN
               1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        (Full Title of the Plans)



                   Name, Address and Telephone
                   Number of Agent for Service:

                         Dan C. Tutcher
             President and Chief Executive Officer
                Midcoast Energy Resources, Inc.
                   1100 Louisiana, Suite 2950
                      Houston, Texas 77002
                     Phone:  (713) 650-8900
                      Fax:  (713) 650-3232
                    Copy of communications to:


                         Robert G. Reedy
                     Porter & Hedges, L.L.P.
                          700 Louisiana
                    Houston, Texas 77002-2764
                      Phone:  (713) 226-0600
                       Fax:  (713) 228-1331



CALCULATION OF REGISTRATION FEE


Title of Securities to be Registered - Common Stock, par value $.01 per share

Amount to be Registered(1) - 280,000

Proposed Maximum Offering Price per Share(2) - $18.19

Proposed Maximum Aggregate Offering Price(2) - $5,093,200.

Amount of Registration Fee - $1,543.39


(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provision of the Midcoast Energy Resources, Inc. 1996 Incentive Stock Plan (the "Incentive Plan") and the 1997 Non-Employee Director Stock Option Plan (the "Director Plan" and, together with the Incentive Plan, the "Plans").

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low price of the Common Stock on the American Stock Exchange Composite Tape on July 31, 1997, $18.19 per share. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the registrant's securities issuable under the Plans.


                                  PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

              ITEM 3.INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Midcoast Energy Resources, Inc., a Nevada corporation (the "Company"), hereby incorporates by reference into this registration statement (the "Registration Statement") (i) the contents of its Prospectus, as filed with the Securities and Exchange Commission (the "Commission") on June 27, 1997, pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act") and (ii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1997, filed with the Commission on May 15, 1997, as supplemented by Form 10-QSB/A, filed with the Commission on May 22, 1997. The Company's Prospectus filed on June 27, 1997 also contains a description of the Company's securities registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

   All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in each of the Company's 1996 Incentive Stock Plan and the 1997 Non-Employee Director Stock Option Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

 ITEM 4.DESCRIPTION OF SECURITIES

   Not Applicable.

 ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL

   Not Applicable.

 ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's articles of incorporation ("Articles") contain indemnification provisions which are consistent with those contained in the General Corporation Law of Nevada (the "NGCL"). Accordingly, the Company generally may indemnify its directors and officers against liabilities and expenses to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company.

   The following discussion of the NGCL and the Company's Articles and bylaws of the Company ("Bylaws") is not intended to be exhaustive and is qualified in its entirety by the NGCL and such Articles and Bylaws.

   Limitation on Director Liability. As permitted by Section 78.037 of the NGCL, the Company's Articles eliminate the liability of its directors and officers to the Company and its stockholders for damages for breach of fiduciary duty, except for (i) acts or omissions which involve intentional misconduct, fraud of a knowing violation of law, or (ii) for the payment of dividends in violation of the NGCL. To the extent that this provision limits the remedies of the Company and its stockholders to equitable remedies it might reduce the likelihood of derivative litigation and discourage the Company's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its stockholders would have no effective remedy against the directors and officers.

   Indemnification. The NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurredin defending any such action must be paid as incurred and in advance of the final disposition of such action. The NGCL also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not the Registrant would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

   The Company's Articles and Bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. The Company's Articles and Bylaws further provide that, by resolution of the Board, such benefits may be extended to employees, agents or other representatives of the Company. In addition, the Company's Articles and Bylaws provide that all rights to indemnification and advancement of expenses are deemed to arise out of a contract between the Company and each person to be indemnified which may be evidenced by a separate contract between the Company and each such person.

   The NGCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Articles include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

   The Company's Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the NGCL.

   Pursuant to certain indemnity agreements executed by each current director and executive officer, the Company must indemnify, defend and hold harmless its directors and officers from and against any loss, liability or claim arising out of or relating to their capacities as such. There is in effect for the Company an insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policy also reimburses the Company for liability incurred in the indemnification of its directors and officers.

   Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

 ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED

   Not Applicable.

 ITEM 8.EXHIBITS

   Exhibits

   Description

4.1

Shareholder Agreement by and between Midcoast Energy Resources, Inc. and Bill G. Bray dated April 30, 1994 (Incorporated by reference from Midcoast Form
10-KSB for the fiscal year ended December 31, 1994).


4.2

Shareholder Agreement by and between Midcoast Energy Resources, Inc. and Duane
S. Herbst dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).


4.3

Shareholder Agreement by and between Midcoast Energy Resources, Inc. and Richard
A. Robert dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).


4.4

Shareholder Agreement by and between Midcoast Energy Resources, Inc. and Iris J. Berthelot, II dated April 30, 1994 (Incorporated by reference from Midcoast
Form 10-KSB for the fiscal year ended December 31, 1994).


4.5

Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.6

Representative's Warrants. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.7

Voting Proxy Agreement by and between Midcoast Energy Resources, Inc., Stevens
G. Herbst, Kenneth B. Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank National Association. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.8

Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Stevens G. Herbst. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.9

Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Kenneth B. Holmes, Jr. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.10

Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Rainbow Investments Company. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).


4.11

1996 Incentive Stock Plan. (Incorporated by reference to Exhibit 10.56 from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996.)


4.12

Midcoast Energy Resources, Inc. 1997 Non-Employee Director Stock Option Plan (Incorporated by reference to Exhibit 10.8 from Midcoast Form 10-QSB for the three-month period ended March 31, 1997).


5.1

Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).


23.1

Consent of Hein + Associates LLP (filed herewith).


23.2

Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).


24.1

Powers of Attorney (included on signature page).


 ITEM 9.UNDERTAKINGS

    (a)Undertaking to Update

   The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

    (i)include any prospectus required by section 10(a)(3) of the Securities
        Act;

    (ii)reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

   (iii)include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)Undertaking With Respect to Documents Incorporated by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)Undertaking With Respect to Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.